Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Laura S. Choi	Jean Mantuano
	Investor Relations	Corporate Communications (media)
	Phone: 609-430-2880, x2216	Phone: 609-430-2880, x2221

Medarex Announces Purchase of Ability Biomedical Corporation

Strategic acquisition strengthens Medarex’s pipeline in

inflammation and autoimmune disease with anti-IP-10 antibodies

Princeton, N.J.; June 25, 2004 – Medarex, Inc. (Nasdaq: MEDX) today announced that it has entered into an agreement to acquire Ability Biomedical Corporation, a privately held Canadian biotechnology company, including Ability Biomedical’s intellectual property related to IP-10.  IP-10, also known as CXCL10, is a protein believed to be associated with a variety of immune disorders, including multiple sclerosis, rheumatoid arthritis, inflammatory bowel disease, chronic obstructive pulmonary disease and type I diabetes. Medarex is currently investigating MDX-1100, a fully human antibody that targets IP-10, in preclinical studies and expects to file an Investigational New Drug (IND) application with the FDA for MDX-1100 in the first half of 2005.

Under the terms of the agreement, Medarex will acquire Ability Biomedical for approximately $4.7 million (USD) in a combination of cash and/or Medarex stock. Upon the achievement of certain development milestones with respect to Medarex’s anti-IP-10 antibody program, but no later than September 4, 2007, Medarex will be required to pay an additional amount of approximately $3.56 million (USD) in cash and/or Medarex stock.  In lieu of such additional payment, Medarex also has the option to revert to the original January 2003 joint collaboration agreement with Ability Biomedical. The acquisition is expected to be completed in August 2004.

“The acquisition of Ability Biomedical represents a significant milestone for the therapeutic antibody, MDX-1100. We are pleased to have the project in such expert hands,” said Hans S. Keirstead, President and CEO of Ability Biomedical Corporation.

“We have been pleased with our previous collaboration with Ability Biomedical, and we believe that this acquisition strengthens our position to develop antibody therapeutics to a potentially important target implicated in many inflammation and autoimmune diseases,” said Donald L. Drakeman, President and CEO of Medarex.

About Ability Biomedical Corporation

Ability Biomedical Corporation, a private, venture-sponsored firm focused on chemokine-based therapeutics, was formed in February 2002 with support and financing from GrowthWorks Capital Ltd. (manager of the Working Opportunity Fund). Ability has developed potential treatments for individuals with inflammatory and autoimmune diseases. With locations in Vancouver, BC (Ability Biomedical Corporation) and Irvine, CA (Ability Biomedical (USA) Corporation), the firm has

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leveraged discoveries made at the University of California, Irvine by Drs. Thomas E. Lane and Hans S. Keirstead.

About Medarex

Medarex is a biopharmaceutical company focused on the discovery and development of therapeutics to treat life-threatening and debilitating diseases. Medarex’s UltiMAb Human Antibody Development System® is a unique combination of human antibody technologies that Medarex believes enables the rapid creation and development of fully human antibodies to a wide range of potential disease targets for therapeutic antibody products, including products for the treatment of cancer, inflammation, autoimmune and infectious diseases.  Medarex’s  product pipeline is based on a variety of therapeutic antibody products developed through the use of its UltiMAb™ technology.  Medarex creates and develops fully human antibodies for itself and others, offering a full range of antibody related capabilities, including pre-clinical and clinical development supported by cGMP manufacturing services.  For more information about Medarex, visit its website at www.medarex.com.

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believe”; “anticipate”; “intend”; “plan”; “expect”; “estimate”; “could”; “may”; or similar statements are forward-looking statements. Medarex disclaims, however, any intent or obligation to update these forward-looking statements. Risks and uncertainties include risks associated with product discovery and development, uncertainties related to the outcome of clinical trials, slower than expected rates of patient recruitment, unforeseen safety issues resulting from the administration of antibody products in patients, uncertainties related to product manufacturing as well as risks detailed from time to time in Medarex’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and subsequent Quarterly Reports on Form 10-Q.  There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. U.S. Dollar amounts set forth herein are subject to change due to fluctuations in currency exchange rates.  Copies of Medarex’s public disclosure filings are available from its investor relations department.

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